Exhibit 99.1

Clearway Energy, Inc. Reports Full Year 2019 Financial Results

•	Full year financial performance in-line with expectations

•	Executed on $386 million in new accretive growth investments

•	Raised $700 million of new corporate level capital in the fourth quarter of 2019 to support growth investments and optimize the balance sheet

•	Increasing 2020 financial guidance

•
Received offer from Clearway Group to acquire and invest in a portfolio consisting of Rattlesnake Wind, the remaining equity interest in Repowering 1.0, and a new partnership to repower the Pinnacle Wind farm

•	Increased quarterly dividend by 5% to $0.21 per share in the first quarter 2020

PRINCETON, NJ — February 27, 2020— Clearway Energy, Inc. (NYSE: CWEN, CWEN.A) today reported full year 2019 financial results, including a Net Loss of $96 million, Adjusted EBITDA of $963 million, Cash from Operating Activities of $477 million, and Cash Available for Distribution (CAFD)1 of $254 million, which includes adjustments to reflect CAFD generated by unconsolidated investments that are unable to distribute project dividends due to the PG&E bankruptcy.

"During 2019, the Company was able to navigate the impacts of the PG&E bankruptcy and execute on growth investments while adhering to our long-term balance sheet objectives. As Clearway moves forward into 2020, the Company’s outlook is bright as the probability of a PG&E resolution occurring during the year appears likely and our sponsor continues to advance its development efforts, providing for additional accretive investments during the year,” said Christopher Sotos, Clearway Energy, Inc.’s President and Chief Executive Officer. “With Clearway’s outlook improving and given the increase in 2020 CAFD guidance primarily resulting from the closing of the Carlsbad acquisition, we are also pleased with having been able to increase the quarterly dividend in the first quarter of the year."

Adjusted EBITDA and Cash Available for Distribution used in this press release are non-GAAP measures and are explained in greater detail under “Non-GAAP Financial Information” below.

Overview of Financial and Operating Results

Segment Results

Table 1: Net (Loss)/Income

($ millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/19	12/31/18	12/31/19	12/31/18
Conventional	38	28	135	135
Renewables	(34)	(45)	(104)	86
Thermal	—	5	(5)	29
Corporate	(52)	(79)	(122)	(196)
Net (Loss)/Income	(48)	(91)	(96)	54
1 Includes adjustments to reflect CAFD generated by unconsolidated investments that are unable to distribute project dividends due to the PG&E bankruptcy; 2019 Reported CAFD also excludes the impact of the Carlsbad Energy Center acquisition which closed on December 6, 2019 and accelerated and accrued interest on the 2024 Senior Notes which were partially repaid in December 2019 due to the issuance of the 2028 Senior Notes

Table 2: Adjusted EBITDA

($ millions)	Three Months Ended		Twelve Months Ended
Segment	12/31/19	12/31/18	12/31/19	12/31/18
Conventional	84	77	314	302
Renewables	103	110	606	634
Thermal	14	14	64	64
Corporate	(7)	(1)	(21)	(17)
Adjusted EBITDA	194	200	963	983

Table 3: Cash from Operating Activities and Cash Available for Distribution (CAFD)

	Three Months Ended		Twelve Months Ended
($ millions)	12/31/19	12/31/18	12/31/19	12/31/18
Cash from Operating Activities	103	102	477	498
Cash Available for Distribution (CAFD)[2]	$22	41	$254	291

For the fourth quarter of 2019, the Company reported a Net Loss of $48 million, Adjusted EBITDA of $194 million, Cash from Operating Activities of $103 million, and CAFD of $22 million, which includes adjustments to reflect CAFD generated by unconsolidated investments that are unable to distribute project dividends due to the PG&E bankruptcy. Net Loss decreased versus the fourth quarter of 2018 primarily due to a lower effective tax rate and lower interest expense. Fourth quarter Adjusted EBITDA results were lower than 2018 primarily due to weaker renewable energy conditions, partially offset by the contribution of growth investments. In the fourth quarter, CAFD results were lower than 2018 primarily due to lower Adjusted EBITDA and the timing of corporate interest payments from the 2025 Senior Notes issued in October 2018.

For the full year of 2019, the Company reported a Net Loss of $96 million, Adjusted EBITDA of $963 million, Cash from Operating Activities of $477 million, and CAFD of $254 million. Adjusted EBITDA results were lower than 2018 primarily due to weak renewable energy conditions and the June 2019 outage at the CVSR facility, partially offset by the contribution of growth investments. For the full year, CAFD results were lower than 2018 primarily due to lower Adjusted EBITDA and higher corporate interest payments from the 2025 Notes issued in October 2018.

Due to the timing of the Carlsbad acquisition and the refinancing of the 2024 Senior Notes, both which occurred in December 2019, reported fourth quarter and full year 2019 CAFD excludes the impact of these transactions. If included, CAFD results in the fourth quarter of 2019 would have been lower by approximately $15 million due to the timing of project level debt service at Carlsbad and the acceleration of accrued interest paid from the partial redemption of the 2024 Senior Notes due to the issuance of the 2028 Senior Notes.

Operational Performance

Table 4: Selected Operating Results

(MWh and MWht in thousands)	Three Months Ended		Twelve Months Ended
	12/31/19	12/31/18	12/31/19	12/31/18
Equivalent Availability Factor (Conventional)[3]	97.8%	97.6%	94.9%	94.3%
Renewables Generation Sold (MWh)[4]	1,401	1,472	6,584	7,197
Thermal Generation Sold (MWh/MWht)	553	479	2,329	2,090

2 Includes adjustments to reflect CAFD generated by unconsolidated investments that are unable to distribute project dividends due to the PG&E bankruptcy; 2019 Reported CAFD also excludes the impact of the Carlsbad Energy Center acquisition which closed on December 6, 2019 and accelerated and accrued interest on the 2024 Senior Notes which were partially repaid in December 2019 due to the issuance of the 2028 Senior Notes
3 Excludes unconsolidated projects
4 Generation sold excludes MWh that are reimbursable for economic curtailment

In the fourth quarter of 2019, availability at the Conventional segment was moderately higher than fourth quarter of 2018 due to a forced outage event at Walnut Creek's Unit 2 in the fourth quarter of 2018. Generation in the Renewables segment during the fourth quarter was below median expectations and 5% lower than the fourth quarter of 2018 due to weak solar and wind conditions across the portfolio.
Liquidity and Capital Resources

Table 5: Liquidity

($ millions)	12/31/19	12/31/18
Cash and Cash Equivalents:
Clearway Energy, Inc. and Clearway Energy LLC, excluding subsidiaries	$30	$298
Subsidiaries	125	109
Restricted Cash:
Operating accounts	129	84
Reserves, including debt service, distributions, performance obligations and other reserves	133	92
Total Cash	$417	$583
Revolving credit facility availability	$425	$454
Total Liquidity	$842	$1,037

Total liquidity as of December 31, 2019 was $842 million, which was $195 million lower than as of December 31, 2018. This reduction was primarily due to the repayment, with cash on hand, of $220 million in outstanding 2019 Convertible Notes and funding of committed growth investments.

The Company's liquidity includes $262 million of restricted cash balances as of December 31, 2019. Restricted cash consists primarily of funds to satisfy the requirements of certain debt arrangements and funds held within the Company's projects that are restricted in their use. As of December 31, 2019, these restricted funds were comprised of $129 million designated to fund operating expenses, approximately $24 million designated for current debt service payments, and $30 million of reserves for debt service, performance obligations and other items including capital expenditures. The remaining $79 million is held in distribution accounts. The Company estimates that as of December 31, 2019 there was approximately $121 million of excess restricted cash at consolidated and unconsolidated subsidiaries affected by the PG&E bankruptcy that would be available to be distributed to the Company upon the resolution of the PG&E bankruptcy.

Due to the closing of growth investments, including Repowering 1.0, and the redemption of the remaining balance of the 2024 Senior Notes in January 2020, availability under the Revolving Credit Facility as of February 24, 2020 was $256 million.

Potential future sources of liquidity include excess operating cash flow, the existing ATM program, of which $36 million remained available as of February 24, 2020, availability under the revolving credit facility, asset dispositions, and, subject to market conditions, new corporate financings.

PG&E Bankruptcy Update

As of February 27, 2020, the Company’s contracts with PG&E have operated in the normal course and the Company currently expects these contracts to continue as such. However, unless such lenders for the related project-level debt otherwise agree, distributions to the Company from these projects may not be made during the pendency of the bankruptcy. These restrictions, therefore, have resulted in the Company accumulating less unrestricted cash and thus decreased the Company’s corporate liquidity and cash available for shareholder dividends and growth investments. The Company has entered into forbearance agreements for certain project-level financing arrangements and continues to seek similar agreements with the lenders for the remaining project-level financing arrangements affected by the PG&E bankruptcy. The Company continues to assess the potential future impacts of the PG&E bankruptcy filing as events occur.

Drop Down Offers

First Quarter 2020 Drop Down Offer

On January 8, 2020, Clearway Group (CEG) offered the Company the opportunity to acquire and invest in a portfolio of the following projects:

•	100% of the equity interests in Rattlesnake Flat, LLC, which owns the Rattlesnake Wind Project, a 144 net MW wind facility located in Adams County, WA;

•	CEG's interest in Repowering Partnership II LLC (Repowering 1.0), which would give the Company a 100% equity interest in Repowering 1.0; and

•	A new partnership with CEG to repower the Pinnacle Wind Project, a 55 net MW wind facility located in Mineral County, WV.

The Company expects to sign binding agreements in the first half of 2020 though these agreements remain subject to negotiation and approval by the Company’s Independent Directors.

Growth Investments

Acquisition of Carlsbad Energy Center

On December 6th, 2019, the Company closed the acquisition of the 527 MW Carlsbad Energy Center (Carlsbad) from Global Infrastructure Partners III (GIP) for a purchase price of $184 million plus the assumption of non-recourse debt of $803 million. The project has approximately 19 years remaining under a power purchase and tolling agreement with San Diego Gas and Electric Company. The project is expected to contribute asset CAFD on a five-year average annual basis of approximately $27 million beginning January 1, 2020.

Repowering 1.0 Partnership Update

On June 14, 2019, the Company, through an indirect subsidiary, entered into binding equity commitment agreements in the previously announced partnership with Clearway Group to enable the repowering of two of the Company's existing wind assets, Wildorado and Elbow Creek, which total a combined 283 MW. The Company invested approximately $101.6 million in net corporate capital to fund the repowering of the wind facilities during the fourth quarter of 2019 and the first quarter of 2020. These assets have reached Repowering COD and are expected to contribute incremental asset CAFD on a five-year average annual basis of approximately $11.6 million beginning January 1, 2020.

Hawaii Solar Phase I ROFO Acquisition Update
The Hawaii Solar Phase I ROFO Acquisition totals approximately 80 MW of utility-scale solar projects located in Kawailoa and Oahu, Hawaii and was purchased from Clearway Group for a total cash consideration of approximately $29 million plus the assumption of non-recourse debt of $173 million at transaction close. All the projects under the transaction have reached COD and are expected to contribute asset CAFD on a five-year average annual basis of approximately $2.7 million beginning January 1, 2020.

Black Start Services at Marsh Landing

On December 1, 2017, the California Independent System Operator (CAISO) selected a proposal by the Company's Marsh Landing project to provide black start capability in the greater San Francisco Bay Area. The black start service would restart Marsh Landing in the event of a blackout to support the CAISO’s directed restoration of the electrical grid in response to an emergency condition. The project is subject to final negotiation and FERC approval. The Company will provide further details pending this outcome.

Thermal Segment Investments

In 2019, the Company invested or committed to invest $38 million in corporate capital in the Thermal segment. Committed investments in Thermal included the completion of the Mylan Pharmaceutical combined heat and power facility located in Caguas, Puerto Rico, the acquisition of Duquesne University’s District Energy System, and the commitment to build a new combined heat and power facility for the owner of the Four Seasons Cayo Largo resort in Fajardo, Puerto Rico. As combined, these investments are expected to deliver a five-year average annual asset CAFD of approximately $4.5 million.

DG Investment Partnerships with Clearway Group

In 2019, the Company invested approximately $14 million in the DG investment partnerships with Clearway Group, bringing total capital invested to $256 million5 in these investment partnerships. As of December 31, 2019, through the existing partnership agreements, the Company owns approximately 277 MW6 of distributed and community solar capacity with a weighted average contract life of approximately 19 years.

Financing Update

Class C Common Stock Issuance
On December 2, 2019, Clearway Energy, Inc. issued 5,405,405 shares of Class C common stock at $18.70 per share for net proceeds of approximately $100 million. The Company used these proceeds to fund growth investments, including the partial funding of the Carlsbad project acquisition.

2028 Senior Notes
On December 11, 2019, Clearway Energy Operating LLC completed the sale of $600 million aggregate principal amount of senior unsecured notes due 2028, or the 2028 Senior Notes. The 2028 Senior Notes bear interest at 4.75% and mature on March 15, 2028. The 2028 Senior Notes are unsecured obligations of Clearway Energy Operating LLC and are guaranteed by Clearway Energy LLC and by certain of Clearway Energy Operating LLC's wholly owned current and future subsidiaries. The proceeds from the 2028 Senior Notes were partially used to repay the 2024 Senior Notes, to partially fund investments in Repowering 1.0, and for general corporate purposes.

Repurchase of 2024 Notes
On December 13, 2019, the Company repurchased an aggregate principal amount of $412 million or 82.4%, of the 2024
Senior Notes that were validly tendered as part of the previously announced cash tender offer. Under the terms of the tender offer, holders of the 2024 Notes that validly tendered and accepted at or prior to the expiration time received a total cash consideration of $1,030.00 per $1,000 principal amount of 2024 Notes, plus accrued and unpaid interest. Concurrently with the launch of the tender offer, the Company exercised its right to optionally redeem any 2024 Senior Notes not validly tendered and purchased in the tender offer, pursuant to the terms of the indenture governing the 2024 Senior Notes. This redemption of the remaining $88 million of outstanding 2024 Senior Notes occurred on January 3, 2020. Holders of the 2024 Notes not validly tendered and purchased in the tender offer received a total cash consideration of $1,026.88 per $1,000 principal amount plus accrued and unpaid interest.

Fifth Amendment to Clearway Energy LLC and Clearway Energy Operating LLC Revolving Credit Facility

On December 20, 2019, each of Clearway Energy Operating LLC, as borrower, and Clearway Energy LLC, as guarantor, entered into the Fifth Amendment to Amended and Restated Credit Agreement to provide for an increase of 0.50x to the Borrower Leverage Ratio, as defined in the Amended Restated Credit Agreement, for the last two fiscal quarters of 2020 and to implement certain other technical modifications.

5 Excludes $26 million for 14 MW of residential solar leases acquired outside of partnerships
6 Based on cash to be distributed; excludes 14 MW of residential solar leases acquired outside of partnership

Quarterly Dividend

On February 18, 2020, Clearway Energy, Inc.’s Board of Directors declared a quarterly dividend on Class A and Class C common stock of $0.21 per share payable on March 16, 2020, to stockholders of record as of March 2, 2020. The Company will continue to assess the level of the dividend pending developments in the PG&E bankruptcy, including the Company's ability to receive unrestricted project distributions.

Seasonality

Clearway Energy, Inc.’s quarterly operating results are impacted by seasonal factors, as well as variability in renewable energy resources. Most of the Company's revenues are generated from the months of May through September, as contracted pricing and renewable resources are at their highest levels in the Company’s portfolio. Factors driving the fluctuation in Net Income, Adjusted EBITDA, Cash from Operating Activities, and CAFD include the following:

•	Higher summer capacity prices from conventional assets;

•	Higher solar insolation during the summer months;

•	Higher wind resources during the spring and summer months;

•	Debt service payments which are made either quarterly or semi-annually;

•	Timing of maintenance capital expenditures and the impact of both unforced and forced outages; and

•	Receipt of distributions from or generated by unconsolidated affiliates including those impacted by the PG&E bankruptcy.

The Company takes into consideration the timing of these factors to ensure sufficient funds are available for distributions and operating activities on a quarterly basis.

2020 Financial Guidance

Primarily due to the transactions that closed in December 2019, the Company is increasing its 2020 full year CAFD guidance to $310 million. This financial guidance assumes that all CAFD related to the projects impacted by the PG&E bankruptcy is realized in 2020. Financial guidance for 2020 also continues to be based on median renewable energy production estimates for the full year.

Earnings Conference Call

On February 27, 2020, Clearway Energy, Inc. will host a conference call at 8:00 a.m. Eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to Clearway Energy, Inc.’s website at http://www.clearwayenergy.com and clicking on “Presentations & Webcasts” under “Investor Relations.”

About Clearway Energy, Inc.

Clearway Energy, Inc. is a leading publicly-traded energy infrastructure investor focused on modern, sustainable and long-term contracted assets across North America. Clearway Energy’s environmentally-sound asset portfolio includes over 7,000 megawatts of wind, solar and natural gas-fired power generation facilities, as well as district energy systems. Through this diversified and contracted portfolio, Clearway Energy endeavors to provide its investors with stable and growing dividend income. Clearway Energy’s Class C and Class A common stock are traded on the New York Stock Exchange under the symbols CWEN and CWEN.A, respectively. Clearway Energy, Inc. is sponsored by its controlling investor Global Infrastructure Partners III (GIP), an independent infrastructure fund manager that invests in infrastructure and businesses in both OECD and select emerging market countries, through GIP’s portfolio company, Clearway Energy Group.
Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “outlook,” “believe” and similar terms.  Such forward-looking statements include, but are not limited to, statements regarding impacts resulting from the PG&E bankruptcy, the benefits of the relationship with Global Infrastructure Partners III (GIP) and GIP’s expertise, the Company’s future relationship and arrangements with GIP and Clearway Energy Group, as well as the Company's Net Income, Adjusted EBITDA, Cash from Operating Activities, Cash Available for Distribution, the

Company’s future revenues, income, indebtedness, capital structure, strategy, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.
Although Clearway Energy, Inc. believes that the expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, impacts relating to the PG&E bankruptcy, general economic conditions, hazards customary in the power industry, weather conditions, including wind and solar performance, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulations, the condition of capital markets generally, the Company's ability to access capital markets, cyber terrorism and inadequate cybersecurity, the ability to engage in successful acquisitions activity, unanticipated outages at its generation facilities, adverse results in current and future litigation, failure to identify, execute or successfully implement acquisitions (including receipt of third party consents and regulatory approvals), the Company's ability to enter into new contracts as existing contracts expire, risk relating to the Company's relationships with GIP and Clearway Energy Group, the Company's ability to successfully transition services previously provided by NRG, the Company's ability to acquire assets from GIP, Clearway Energy Group or third parties, the Company's ability to close drop down transactions, and the Company's ability to maintain and grow its quarterly dividends. Furthermore, any dividends are subject to available capital, market conditions, and compliance with associated laws and regulations.
Clearway Energy, Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Adjusted EBITDA and Cash Available for Distribution are estimates as of today’s date, February 27, 2020, and are based on assumptions believed to be reasonable as of this date. Clearway Energy, Inc. expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause Clearway Energy, Inc.’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect Clearway Energy, Inc.’s future results included in Clearway Energy, Inc.’s filings with the Securities and Exchange Commission at www.sec.gov. In addition, Clearway Energy, Inc. makes available free of charge at www.clearwayenergy.com, copies of materials it files with, or furnishes to, the Securities Exchange Commission.
# # #
Contacts:

Investors:                Media:
Akil Marsh                Zadie Oleksiw
investor.relations@clearwayenergy.com    media@clearwayenergy.com
609-608-1500                202-836-5754

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Year ended December 31,
(In millions, except per share amounts)	2019	2018	2017
Operating Revenues
Total operating revenues	$1,032	$1,053	$1,009
Operating Costs and Expenses
Cost of operations	342	332	326
Depreciation and amortization	396	331	334
Impairment losses	33	—	44
General and administrative	29	20	19
Transaction and integration costs	3	20	3
Development costs	5	3	—
Total operating costs and expenses	808	706	726
Operating Income	224	347	283
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	83	74	71
Other income, net	9	8	4
Loss on debt extinguishment	(16)	(7)	(3)
Interest expense, net	(404)	(306)	(307)
Total other expense, net	(328)	(231)	(235)
(Loss) Income Before Income Taxes	(104)	116	48
Income tax (benefit) expense	(8)	62	72
Net (Loss) Income	(96)	54	(24)
Less: Pre-acquisition net income of Drop Down Assets	—	4	7
Net (Loss) Income Excluding Pre-acquisition Net Income (Loss) of Drop Down Assets	(96)	50	(31)
Less: Net (loss) income attributable to noncontrolling interests	(85)	2	(15)
Net (Loss) Income Attributable to Clearway Energy, Inc.	$(11)	$48	$(16)
Earnings Per Share Attributable to Clearway Energy, Inc. Class A and Class C Common Stockholders
Weighted average number of Class A common shares outstanding - basic and diluted	35	35	35
Weighted average number of Class C common shares outstanding - basic and diluted	74	69	64
(Loss) Earnings per Weighted Average Class A and Class C Common Share - Basic and Diluted	$(0.10)	$0.46	$(0.16)
Dividends Per Class A Common Share	0.80	1.26	$1.10
Dividends Per Class C Common Share	$0.80	$1.26	$1.10

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(unaudited)

	Year ended December 31,
(In millions)	2019	2018	2017
Net (Loss) Income	$(96)	$54	$(24)
Other Comprehensive Income (Loss), net of tax
Unrealized gain on derivatives, net of income tax expense of $1, $2, and $7	7	22	10
Other comprehensive income	7	22	10
Comprehensive (Loss) Income	(89)	76	(14)
Less: Pre-acquisition net income of Drop Down Assets	—	4	7
Less: Comprehensive (loss) income attributable to noncontrolling interests	(81)	14	(5)
Comprehensive (Loss) Income Attributable to Clearway Energy, Inc.	$(8)	$58	$(16)

CLEARWAY ENERGY, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

(In millions, except shares)	December 31, 2019	December 31, 2018
ASSETS
Current Assets
Cash and cash equivalents	$155	$407
Restricted cash	262	176
Accounts receivable — trade	116	104
Accounts receivable — affiliates	2	—
Inventory	40	40
Prepayments and other current assets	33	29
Total current assets	608	756
Property, plant and equipment, net	6,063	5,245
Other Assets
Equity investments in affiliates	1,183	1,172
Intangible assets, net	1,428	1,156
Derivative instruments	—	8
Right of use assets, net	223	—
Deferred income taxes	92	57
Other non-current assets	103	106
Total other assets	3,029	2,499
Total Assets	$9,700	$8,500
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$1,824	$535
Accounts payable — trade	74	45
Accounts payable — affiliate	31	19
Derivative instruments	16	4
Accrued interest expense	41	44
Accrued expenses and other current liabilities	71	57
Total current liabilities	2,057	704
Other Liabilities
Long-term debt	4,956	5,447
Derivative instruments	76	17
Long-term lease liabilities	227	—
Other non-current liabilities	121	108
Total non-current liabilities	5,380	5,572
Total Liabilities	7,437	6,276
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Class A, Class B, Class C and Class D common stock, $0.01 par value; 3,000,000,000 shares authorized (Class A 500,000,000, Class B 500,000,000, Class C 1,000,000,000, Class D 1,000,000,000); 198,819,999 shares issued and outstanding (Class A 34,599,645, Class B 42,738,750, Class C 78,742,854, Class D 42,738,750) at December 31, 2019 and 193,251,396 shares issued and outstanding (Class A 34,586,250, Class B 42,738,750, Class C 73,187,646, Class D 42,738,750) at December 31, 2018	1	1
Additional paid-in capital	1,936	1,897
Accumulated deficit	(72)	(58)
Accumulated other comprehensive loss	(15)	(18)
Noncontrolling interest	413	402
Total Stockholders' Equity	2,263	2,224
Total Liabilities and Stockholders' Equity	$9,700	$8,500

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Year ended December 31,
(In millions)	2019	2018	2017
Cash Flows from Operating Activities
Net (loss) income	$(96)	$54	$(24)
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of unconsolidated affiliates	(83)	(74)	(71)
Distributions from unconsolidated affiliates	34	70	72
Depreciation and amortization	396	331	334
Amortization of financing costs and debt discounts	17	24	25
Amortization of intangibles and out-of-market contracts	71	70	70
Loss on debt extinguishment	16	7	3
Right-of-use asset amortization	7	—	—
Change in deferred income taxes	(8)	62	72
Impairment losses	33	—	44
Changes in derivative instruments	85	(16)	(15)
Loss on disposal of asset components	9	—	16
Cash provided by (used in) changes in other working capital:
Changes in prepaid and accrued capacity payments	1	—	(4)
Changes in other working capital	(5)	(30)	(5)
Net Cash Provided by Operating Activities	477	498	517
Cash Flows from Investing Activities
Acquisition of assets	(100)	(11)	—
Partnership interest acquisition	(29)	—
Acquisition of Drop Down Assets, net of cash acquired	(161)	(126)	(250)
Capital expenditures	(228)	(83)	(190)
Buyout of Wind TE Holdco non-controlling interest	(19)	—	—
Cash receipts from notes receivable	—	13	17
Return of investment from unconsolidated affiliates	56	45	47
Investments in unconsolidated affiliates	(13)	(34)	(73)
Proceeds from sale of HSD Solar Holdings, LLC assets	20	—	—
Other	6	11	7
Net Cash Used in Investing Activities	(468)	(185)	(442)
Cash Flows from Financing Activities
Net contributions from noncontrolling interests	174	91	13
Net distributions and return of capital to NRG prior to the acquisition of Drop Down Assets	—	—	(23)
Proceeds from the issuance of common stock	100	153	34
Payments of dividends and distributions	(155)	(238)	(202)
Proceeds from the revolving credit facility	152	35	55
Payments for the revolving credit facility	(152)	(90)	—
Proceeds from issuance of long-term debt	1,215	827	210
Payments of debt issuance costs	(25)	(14)	(12)
Payments for long-term debt	(1,484)	(810)	(332)
Net Cash Used in Financing Activities	(175)	(46)	(257)
Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(166)	267	(182)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	583	316	498
Cash, Cash Equivalents and Restricted Cash at End of Period	$417	$583	$316

Supplemental Disclosures
Interest paid, net of amount capitalized	$(313)	$(292)	$(297)
Non-cash investing and financing activities:
(Reductions) Additions to fixed assets for accrued capital expenditures	(2)	(15)	22
Non-cash adjustment for change in tax basis	28	(7)	(20)
Non-cash contributions from CEG, NRG, net of distributions	$44	$38	$(2)

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(unaudited)

(In millions)	Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non-controlling Interest	Total Stockholders' Equity
Balances at December 31, 2016	$—	$1	$1,879	$(2)	$(28)	$774	$2,624
Net loss	—	—	—	(16)	—	(15)	(31)
Pre-acquisition net loss of acquired Drop Down Assets	—	—	—	—	—	7	7
Unrealized (loss) gain on derivatives, net of tax	—	—	—	—	—	10	10
Cumulative effect of change in accounting principle	—	—	—	5	—	—	5
Payments for the March 2017, August 2017 and November 2017 Drop Down Assets	—	—	—	—	—	(250)	(250)
August 2017 Drop Down Assets contingent consideration	—	—	—	—	—	(8)	(8)
Distributions and returns of capital to NRG, net of contributions, cash	—	—	—	—	—	(21)	(21)
Contributions from NRG, net of distributions, non-cash	—	—	—	—	—	(2)	(2)
Capital contributions from tax equity investors, cash	—	—	—	—	—	11	11
Stock-based compensation	—	—	2	—	—	—	2
Proceeds from the issuance of Class C common stock	—	—	34	—	—	—	34
Non-cash adjustment for change in tax basis of property, plant and equipment	—	—	(20)	—	—	—	(20)
Common stock dividends	—	—	(52)	(56)	—	(94)	(202)
Balances at December 31, 2017	$—	$1	$1,843	$(69)	$(28)	$412	$2,159
Net income	—	—	—	48	—	2	50
Pre-acquisition net loss of acquired Drop Down Assets	—	—	—	—	—	4	4
Unrealized gain on derivatives, net of tax	—	—	—	—	10	12	22
Cumulative effect of change in accounting principle	—	—	—		—	—	—
Payments for the Buckthorn Solar Drop Down Asset and UPMC	—	—	1	—	—	(53)	(52)
Equity component of tendered 2020 Convertible Notes and 2019 Convertible Notes	—	—	(3)	—	—		(3)
Capital contributions from tax equity investors, net of distributions, cash	—	—	—	—	—	106	106
Distributions and return of capital to NRG, net of contributions, cash	—	—	—	—	—	(11)	(11)
Distributions and return of capital to NRG, net of contributions, non-cash	—	—	—	—	—	38	38
Stock-based compensation	—	—	4	(1)	—	—	3
Proceeds from the issuance of Class C common stock	—	—	153	—	—	—	153
Non-cash adjustment for change in tax basis of property, plant and equipment	—	—	(7)	—	—	—	(7)
Common stock dividends	—	—	(94)	(36)	—	(108)	(238)
Balances at December 31, 2018	$—	$1	$1,897	$(58)	$(18)	$402	$2,224
Net loss	—	—	—	(11)	—	(85)	(96)
Unrealized gain on derivatives, net of tax	—	—	—	—	3	4	7
Buyout of Wind TE Holdco non-controlling interest	—	—	(5)	—	—	(14)	(19)
Carlsbad Drop Down	—	—		—	—	(35)	(35)
Contributions from tax equity interests, net of distributions, cash	—	—	—	—	—	242	242
Distributions to CEG, net of contributions, cash	—	—	—	—	—	(76)	(76)
Cumulative effect of change in the accounting principle	—		—	(2)	—	(1)	(3)
Contributions from CEG net of distributions, non-cash	—	—	—	—	—	44	44
Stock-based compensation	—	—	3	(1)	—	—	2
Proceeds from the issuance of Class C Common Stock	—	—	100	—	—	—	100
Non-cash adjustment for change in tax basis	—	—	28	—	—	—	28
Common stock dividends	—	—	(87)		—	(68)	(155)
Balances at December 31, 2019	$—	$1	$1,936	$(72)	$(15)	$413	$2,263

Appendix Table A-1: Three Months Ended December 31, 2019, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net (Loss) Income	$38	$(34)	$—	$(52)	$(48)
Plus:
Income Tax Expense	—	—	—	6	6
Interest Expense, net	13	25	5	22	65
Depreciation, Amortization, and ARO	27	78	7	—	112
Contract Amortization	3	15	1	—	19
Impairment Losses	—	14	—	—	14
Loss on Debt Extinguishment	—	—	—	15	15
Acquisition-related transaction and integration costs	—	—	—	1	1
Other non-recurring charges	—	7	—	—	7
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	3	(2)	—	—	1
Non-Cash Equity Compensation	—	—	1	1	2
Adjusted EBITDA	$84	$103	$14	$(7)	$194

Appendix Table A-2: Three Months Ended December 31, 2018, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net Income (Loss)	$28	$(45)	$5	$(79)	$(91)
Plus:
Income Tax Expense	—	—	—	45	45
Interest Expense, net	18	58	4	24	104
Depreciation, Amortization, and ARO	26	53	6	—	85
Contract Amortization	1	16	1	—	18
Loss on Debt Extinguishment	—	—	—	7	7
Acquisition-related transaction and integration costs	—	—	—	1	1
Other non-recurring charges	1	2	(2)		1
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	3	26	—	—	29
Non-Cash Equity Compensation	—	—	—	1	1
Adjusted EBITDA	$77	$110	$14	$(1)	$200

Appendix Table A-3: Twelve Months Ended December 31, 2019, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net (Loss) Income	$135	$(104)	$(5)	$(122)	$(96)
Plus:
Income Tax Benefit	—	—	—	(8)	(8)
Interest Expense, net	57	235	18	87	397
Depreciation, Amortization, and ARO	103	271	27	—	401
Contract Amortization	7	61	3	—	71
Impairment Losses	—	14	19	—	33
Loss on Debt Extinguishment	—	1	—	15	16
Mark to Market (MtM) Losses on Economic Hedges	—	9	—	—	9
Transaction and Integration costs	—	—	—	3	3
Other Non-recurring Charges	(2)	11	1	1	11
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	14	108	—	—	122
Non-Cash Equity Compensation	—	—	1	3	4
Adjusted EBITDA	$314	$606	$64	$(21)	$963

Appendix Table A-4: Twelve Months Ended December 31, 2018, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net Income (Loss)	$135	$86	$29	$(196)	$54
Plus:
Income Tax Expense	—	—	—	62	62
Interest Expense, net	50	152	12	87	301
Depreciation, Amortization, and ARO	102	210	23	—	335
Contract Amortization	5	62	3	—	70
Loss on Debt Extinguishment	—	—	—	7	7
Transaction and Integration costs	—	—	—	20	20
Other Non-recurring Charges	(3)	6	(3)	—	—
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	13	118	—	—	131
Non-Cash Equity Compensation	—	—	—	3	3
Adjusted EBITDA	$302	$634	$64	$(17)	$983

Appendix Table A-5: Cash Available for Distribution Reconciliation
The following table summarizes the calculation of Cash Available for Distribution and provides a reconciliation to Cash from Operating Activities:

	Three Months Ended		Twelve Months Ended
($ in millions)	12/31/19	12/31/18	12/31/19	12/31/18
Adjusted EBITDA	$194	$200	$963	$983
Cash interest paid	(92)	(68)	(313)	(292)
Changes in prepaid and accrued liabilities for tolling agreements	(11)	(8)	1	—
Adjustment to reflect Walnut Creek investment payments	—	—	(5)	(1)
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(31)	(41)	(203)	(207)
Distributions from unconsolidated affiliates	2	12	34	70
Changes in working capital and other	41	7	—	(55)
Cash from Operating Activities	103	102	477	498
Changes in working capital and other	(41)	(7)	—	55
Development Expenses[7]	1	2	5	3
Return of investment from unconsolidated affiliates	19	23	56	45
Net contributions (to)/from non-controlling interest[8]	(3)	(1)	(4)	7
Maintenance capital expenditures[9]	(10)	(7)	(22)	(31)
Principal amortization of indebtedness[10]	(76)	(74)	(305)	(299)
Cash receipts from notes receivable[11]	—	3	—	13
Adjustments to reflect CAFD generated by unconsolidated investments that are unable to distribute project dividends due to the PG&E bankruptcy	14	—	32	—
Cash Available for Distribution Before Adjustments	$7	$41	$239	$291
Accelerated and accrued interest payments from 2024 Senior Notes redemption	7	—	7	—
Net Impact of Carlsbad given timing of project debt service	8	—	8	—
Reported Cash Available for Distribution	$22	$41	$254	$291

7 Primarily relates to Thermal Development Expenses
8 2019 excludes $177 million of net contributions related to funding of Hawaii and Repowering tax equity partnerships; 2018 excludes $99 million of contributions related to funding Buckthorn Solar tax equity partnership
9 Net of allocated insurance proceeds
10 2019 excludes $785 million for Corporate Notes and revolver repayments, $212 million for the refinancing of Tapestry, South Trent, Agua Caliente Borrower 2, and PSOMAS portfolios, $193 million in connection with the Repowering 1.0 Partnership, and $124 million in connection with Hawaii Solar Phase I. 2018 excludes $367 million for Convertible Note Tender Offers in connection with the GIP transaction, $83 million for Thermal Series C Notes, and $61 million for Buckthorn Solar debt term conversion
11 Represents reimbursement of network upgrades

Appendix Table A-6: Twelve Months Ended December 31, 2019, Sources and Uses of Liquidity
The following table summarizes the sources and uses of liquidity in 2019:

Twelve Months Ended
($ in millions)	12/31/19
Sources:
Proceeds from the issuance of long-term debt	1,215
Net cash provided by operating activities	477
Net contributions from noncontrolling interests	174
Proceeds from the revolving credit facility	152
Proceeds from the issuance of common stock	100
Return of investment from unconsolidated affiliates	56
Proceeds from sale of HSD Solar Holdings, LLC assets	20
Other net cash inflows	6

Uses:
Payments for long-term debt	(1,484)
Capital expenditures	(228)
Acquisition of Drop Down Assets	(161)
Payment of dividends and distributions	(155)
Payments for the revolving credit facility	(152)
Acquisitions	(100)
Partnership interest Acquisition	(29)
Payments of debt issuance costs	(25)
Buyout of Wind TE Holdco non-controlling interest	(19)
Investments in unconsolidated affiliates	(13)

Change in total cash, cash equivalents, and restricted cash	$(166)

Appendix Table A-7: Adjusted EBITDA and Cash Available for Distribution Guidance

($ in millions)	Original 2020 Full Year Guidance	Revised 2020 Full Year Guidance
Net Income	150	160
Income Tax Expense	30	30
Interest Expense, net	300	335
Depreciation, Amortization, and ARO Expense	410	455
Adjustment to reflect CWEN share of Adjusted EBITDA in unconsolidated affiliates	140	140
Adjusted EBITDA	1,030	1,120
Cash interest paid	(285)	(325)
Changes in prepaid and accrued liabilities for tolling agreements	8	(1)
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(218)	(218)
Cash distributions from unconsolidated affiliates[12]	125	125
Cash from Operating Activities	660	701
Development Expense[13]	4	4
Net contributions to non-controlling interest[14]	(24)	(24)
Maintenance capital expenditures	(30)	(32)
Principal amortization of indebtedness	(315)	(339)
Cash Available for Distribution	295	310
Add Back: Principal amortization of indebtedness	315	339
Adjusted Cash from Operations	$610	$649

12 Distribution from unconsolidated affiliates can be classified as Return of Investment on Unconsolidated Affiliates when actuals are reported. This is below cash from operating activities
13 Primarily relates to Thermal Development Expenses
14 Includes tax equity proceeds and distributions to tax equity partners

Appendix Table A-8: Growth Investments 5 Year Average CAFD

($ in millions)	Carlsbad 5 Year Ave. - 2020-2024	Repowering 1.0 5 Year Ave. - 2020-2024	Hawaii 5 Year Ave. - 2020-2024	Thermal 5 Year Ave. - 2020-2024
Net Income	$30	$4.0	$7.4	$0.7
Interest Expense, net	32	(4.0)	7.5	4.4
Depreciation, Amortization, and ARO Expense	28	—	10.2	5.4
Adjusted EBITDA	90	—	25.1	10.5
Cash interest paid	(32)	4.0	(7.5)	(4.4)
Changes in prepaid and accrued liabilities for tolling agreements	(6)	—	—	—
Cash from Operating Activities	52	4.0	17.6	6.1
Net distributions to non-controlling interest	—	(7.0)	(9.8)	—
Maintenance capital expenditures	—	2.6	—	(1.5)
Principal amortization of indebtedness	(25)	12.0	(5.1)	(0.1)
Estimated Cash Available for Distribution	27	11.6	2.7	4.5

Non-GAAP Financial Information

EBITDA and Adjusted EBITDA

EBITDA, Adjusted EBITDA, and Cash Available for Distribution (CAFD) are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of non-GAAP financial measures should not be construed as an inference that Clearway Energy’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because Clearway Energy considers it an important supplemental measure of its performance and believes debt and equity holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than Clearway Energy does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of Clearway Energy’s business. Clearway Energy compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, non-cash equity compensation expense, asset write offs and impairments; and factors which we do not consider indicative of future operating performance such as transition and integration related costs. The reader is encouraged to evaluate each adjustment and the reasons Clearway Energy considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future Clearway Energy may incur expenses similar to the adjustments in this news release.

Management believes Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. This measure is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Additionally, Management believes that investors commonly adjust EBITDA information to eliminate the effect of restructuring and other expenses, which vary widely from company to company and impair comparability. As we define it, Adjusted EBITDA represents EBITDA adjusted for the effects of impairment losses, gains or losses on sales, non-cash equity compensation expense, dispositions or retirements of assets, any mark-to-market gains or losses from accounting for derivatives, adjustments to exclude gains or losses on the repurchase, modification or extinguishment of debt, and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. We adjust for these items in our Adjusted EBITDA as our management believes that these items would distort their ability to efficiently view and assess our core operating trends.

In summary, our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance.

Cash Available for Distribution

Cash Available for Distribution (CAFD) is a non-GAAP financial measure. We define CAFD as Adjusted EBITDA plus cash distributions/return of investment from unconsolidated affiliates, adjustments to reflect CAFD generated by unconsolidated investments that are unable to distribute project dividends due to the PG&E bankruptcy, cash receipts from notes receivable, cash distributions from noncontrolling interests, less cash distributions to noncontrolling interests, maintenance capital expenditures, pro-rata adjusted EBITDA from unconsolidated affiliates, cash interest paid, income taxes paid, principal amortization of indebtedness, Walnut Creek investment payments, changes in prepaid and accrued capacity payments, and adjusted for development expenses. Management believes CAFD is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.

We believe CAFD is useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of our ability to make quarterly distributions. In addition, CAFD is used by our management team for determining future acquisitions and managing our growth. The GAAP measure most directly comparable to CAFD is cash provided by operating activities.

However, CAFD has limitations as an analytical tool because it does not include changes in operating assets and liabilities and excludes the effect of certain other cash flow items, all of which could have a material effect on our financial condition and results from operations. CAFD is a non GAAP measure and should not be considered an alternative to cash provided by operating activities or any other performance or liquidity measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs. In addition, our calculations of CAFD are not necessarily comparable to CAFD as calculated by other companies. Investors should not rely on these measures as a substitute for any GAAP measure, including cash provided by operating activities.